EXHIBIT 99(a)


                             REGISTRAR AND TRANSFER
                                     COMPANY

                               RONSON CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 21, 1995

                        REPORT OF INSPECTORS OF ELECTION



         We, the undersigned, having been duly appointed to act as Inspectors of Election at the Annual Meeting of Stockholders of RONSON CORPORATION, held on November 21, 1995, hereby certify that the number of shares of stock outstanding and entitled to vote is 1,731,502; that the number of shares present thereat in person or by proxy are 1,144,743, constituting a quorum thereof, that we received the votes of the stockholders of said Meeting; and that:


1.  ELECTION OF DIRECTORS:       FOR       %      WITHHOLD    %

    ROBERT A. ARONSON         1,116,607   97.5     28,136    2.5

    ERWIN M. GANZ             1,117,341   97.6     27,402    2.4

    JUSTIN P. WALDER          1,117,341   97.6     27,402    2.4



2.  Ratification of appointment of auditors for the year 1995.

         FOR        %       AGAINST     %      ABSTAIN      %

      1,132,735   99.0       6,969     0.6      5,039      0.4




                                                        /s/Chevelle Swepson
                                                        ------------------------
                                                        Chevelle Swepson


                                                        /s/Margaret A. Villani
                                                        ------------------------
                                                        Margaret A. Villani